Exhibit 4(a)

                           DEATH BENEFIT ENDORSEMENT
--------------------------------------------------------------------------------

       This Endorsement is a part of the Policy to which  it is attached.

The ANNUITANT'S DEATH BEFORE THE RETIREMENT DATE section of the DEATH BENEFIT PROVISION is deleted and replaced with the following paragraphs.

ANNUITANT'S DEATH BEFORE THE RETIREMENT DATE - The death benefit payable if the annuitant dies while this policy is in force is the greater of:

1. the total purchase payments made; less any amounts withdrawn; less any withdrawal charges on the amounts withdrawn; and less any transaction charges; or

2.   the policy value.

In addition, we may provide an additional death benefit if death occurs before the annuitant's attained age 75. The death benefit will be the greater of paragraphs 1. and 2. described above or the policy value on the eighth policy anniversary, adjusted for any subsequent purchase payments; any amounts withdrawn; any withdrawal charges on amounts withdrawn; and any transaction charges since that anniversary.

We will compute the amount of the death benefit as of the date the death benefit is paid or applied under one of the annuity payment options.

UNITED INVESTORS LIFE INSURANCE COMPANY

James L. Sedgwick
President



Form DBEND